EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

WEDNESDAY, JUNE 21, 2004

MPW Announces Organizational Changes

HEBRON, Ohio, June 21, 2004 /PRNewswire/ — MPW Industrial Services Group, Inc. (NASDAQ: MPWG) announced today significant organizational changes that reflect the Company’s commitment to continuing core operations, while investing in diversified growth strategies.

Robert (RJ) Valentine has been appointed Chief Operating Officer for the Company to be performed in addition to his current position as Chief Financial Officer. Mr. Valentine has served as CFO since joining MPW in July 2003 and has worked closely with operations and Chairman and Chief Executive Officer, Monte R. Black, to develop strategic plans and a new organizational structure for the Company.

Joseph L. Tirreno has been appointed Vice President, Sales & Marketing for the Company. This new position was created to accelerate and integrate the delivery of MPW’s diverse portfolio of products and services to industrial and manufacturing customers. Mr. Tirreno joined the Company in 2003 as General Manager of the Industrial Process Water Purification group. Prior to joining MPW, Mr. Tirreno spent 25 years with Nalco Chemical Company, a Naperville, IL based industrial service provider.

Commenting on the new organizational focus, Mr. Black offered, “MPW has always taken a great deal of pride in having a passion for excellence. Throughout this past year, every MPW employee has worked tirelessly to deliver superior quality service and to expand our unique offerings to both existing and new customers. Now, with the addition of this experienced proven leadership, we feel MPW is poised for dynamic growth for the remainder of 2004 and beyond.”

MPW Industrial Services Group, Inc., is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification. For more information about MPW Industrial Services Group, Inc., please visit their website at www.mpwservices.com.